9% Subordinated Convertible Debenture


$5,000,000                                               Dated:  April 23, 1996


         FOR VALUE RECEIVED, the undersigned, NAL FINANCIAL GROUP INC., a Delaware corporation ("Maker" or the "Company"), promises to pay to the order of BENEFICIAL STANDARD LIFE INSURANCE COMPANY ("Lender"), in immediately available funds at the office of Lender at 11825 North Pennsylvania Street, Carmel, Indiana 46032 or at such other location as the holder hereof may designate from time to time, the principal amount of $5,000,000 as set forth in a Securities Purchase Agreement by and between Lender and Maker, (the "Securities Purchase Agreement") to which this is attached and incorporated therein, together with interest from the date hereof (computed on the basis of a year of 360 days of twelve 30-day months) on the outstanding principal balance, to be fixed at a rate equal to 9% per annum, in accordance with the following terms:

         1. Principal and all unpaid interest which accrues thereon shall be payable in full at the election of Lender upon eighteen (18) months from the date hereof (hereinafter the "Maturity"). Interest on the outstanding principal balance of this Debenture at the rate of 9% per annum, shall be due and payable on a quarterly basis, on March 31, June 30, September 30 and December 31. Maker may not prepay part or all of the principal due under this Debenture without the consent of Lender.

         2. This Debenture has been issued pursuant to, and in conjunction with a Securities Purchase Agreement (the "Securities Purchase Agreement") as of even date herewith between Maker and Lender pursuant to which Maker agreed to sell, and Lender agreed to purchase, the Debentures evidenced by this instrument. The terms and provisions of the Securities Purchase Agreement shall govern the terms and provisions of this Debenture and any conflict between this Debenture and the Securities Purchase Agreement shall be resolved by the Securities Purchase Agreement.

         3. This Debenture may not be offered for sale or sold, or otherwise transferred in any transaction which would constitute a sale thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), unless (i) such security has been registered for sale under the 1933 Act and registered or qualified upon applicable state securities laws relating to the offer and sale of securities; or (ii) exemptions from the registration requirements of the 1933 Act and the registration or qualification requirements of all such state securities laws are available and the Maker shall have received an opinion of counsel satisfactory to Maker that the proposed sale or other disposition of such securities may be effected without registration under the 1933 Act and would not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such opinion to be satisfactory to counsel to Maker.

         4. The indebtedness evidenced by this Debenture is subordinated to the prior payment when due of the principal of, premium, if any, and interest on all "Senior Indebtedness" (as defined below) of Maker. Therefore, upon any distribution of its assets in a liquidation or dissolution of Maker, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to Maker, Lender will not be entitled to receive payment of the indebtedness evidenced by this Debenture until the holders of Senior Indebtedness are paid in full. Upon the occurrence of an "Event of Default" with respect to any Senior Indebtedness, as such Event of Default may be defined in such instrument evidencing the Senior Indebtedness, to the extent such Event of Default permits the holders of such Senior Indebtedness to accelerate the maturity thereof, then upon written notice thereof given to Maker by any holder of such Senior Indebtedness or their representative, no payment shall be made by Maker in respect of this Debenture until Maker has cured such Event of Default to the satisfaction of the holders of such Senior Indebtedness. "Senior Indebtedness" means all direct or indirect, contingent or certain indebtedness of any type, kind or nature (present or future) created, incurred, assumed or guaranteed by Maker in its day-to-day operations, including specifically all present and future term loans, lines of credit, warehouse facilities, debt participation interests as well as other future indebtedness which may be secured by any of the Maker's assets. As of December 31, 1995, Maker's "Senior Indebtedness" was evidenced by the "Debt Participation Interests" and "Credit and Warehouse Facilities" reflected on its balance sheet as of and at that date. The amount of "Senior Indebtedness" incurred by Maker shall likely increase as the amount of automotive finance contracts purchased by Maker continues to increase. "Senior Indebtedness" shall not include accounts payable and trade debt incurred in the day-to-day operations of the business of Maker, as well as any pre-existing or subsequently issued subordinated indebtedness.

         5. An Event of Default under this Debenture means any of the following events (whether the reason for such Event of Default shall be voluntary or involuntary or be or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) nonpayment of principal or interest when due which nonpayment is unremedied for a period of ten (10) days; (ii) any other material breach of the terms hereof which shall remain unremedied for a period ending on the first to occur of ten (10) days after the Maker shall receive written notice of any such failure from the Lender or fifteen (15) day after the Maker shall become aware thereof; or (ii) a material breach of the terms of the Securities Purchase Agreement, the occurrence of a "Triggering Event" (as defined in the Securities Purchase Agreement) or the occurrence of a default under the Securities Purchase Agreement any or each of which remain unremedied after notice and to the extent set forth within Sections 9 or 10 of the Securities Purchase Agreement, whichever is applicable.

         6. The unpaid principal of this Debenture is convertible at the option of the Lender, in whole or in part, upon surrender of this Debenture at the principal office of the Company, into restricted shares of the Maker's Common Stock at a conversion price ("Conversion Price") equal to the lesser of: (i) 80% of the closing bid price of the Company's Common Stock as reported on the principal exchange or automated quotation system upon which the Company's Common Stock trades on the date of conversion of the Debenture; or (ii) $12.00 per share. Upon such conversion, all principal due under this Debenture shall be discharged and the Company released from all obligations thereunder, however, accrued interest shall be paid to the date of conversion. At the option of the Lender, accrued interest may also be subject to conversion in the same manner as principal. The conversion price of the Debenture may be subject to adjustment in the manner provided at Paragraph 7.

         The shares of the Company's Common Stock issuable upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the 1933 Act and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom.

         7. Adjustments. The number of shares issuable to the Lender upon conversion of this Debenture is subject to adjustment from time to time as follows:

                  7.1. Reorganization, Merger or Sale of Assets. If at any time while this Debenture, or any portion thereof, is outstanding there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Debenture shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon conversion of this Debenture would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Debenture had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section
7. The foregoing provisions of this Section 7.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Debenture. If the per-share consideration payable to Lender for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Debenture with respect to the rights and interests of Lender after the transaction, to the end that the provisions of this Debenture shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Debenture.

                  7.2. Reclassification. If the Company, at any time while this Debenture, or any portion thereof, remains outstanding, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Debenture exist into the same or a different number of securities of any other class or classes, this Debenture shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Debenture immediately prior to such reclassification or other change and the Conversion Price or number of shares received upon such conversion shall be appropriately adjusted, all subject to further adjustment as provided in this Section 7.

                  7.3. Split, Subdivision or Combination of Shares. If the Company at any time while this Debenture, or any portion thereof, remains outstanding shall split, subdivide or combine the securities as to which conversion rights under this Debenture exist, into a different number of securities of the same class, the number of shares issuable upon conversion shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

                  7.4. Adjustments for Dividends in Stock or Other Securities or Property. If while this Debenture, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which conversion rights under this Debenture exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Debenture shall represent the right to acquire upon conversion, in addition to the number of shares of the security receivable upon conversion of this Debenture, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such conversion had it been the holder of record of the security receivable upon conversion of this Debenture on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock, other securities or property available by this Debenture as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7.

                  7.5. Issuance of Shares Below Conversion Price.

                       (a) If while this Debenture, or any portion hereof, remains outstanding, the Company shall offer and sell Additional Shares of Common Stock (as hereinafter defined) for consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted upon such issuance to a price equal to the price paid per share for such Additional Shares of Common Stock.



                       (b) For the purpose of the calculations provided in this
Section 11.5, if at any time or from time to time after the date hereof the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such Common Stock or securities being hereinafter referred to as "Convertible Securities"), then, and in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, payable to the Company upon exercise or conversion of such options or rights. "Effective Price" shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. In the case of Convertible Securities which have a conversion price which is based, in whole or in part, upon a discount to the market price or value of the Common Stock, then for the purposes of calculating the Effective Price, the consideration shall be deemed to include the minimum conversion price payable to the Company.

                       If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire prior to the Maturity hereof without having been exercised, the adjustment to the number of shares available hereunder upon the issuance of such rights, options or Convertible Securities shall be readjusted to the number of shares that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

                       (c) For the purpose of the calculations provided for in this Section 11.5, if at any time or from time to time after the date hereof the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the then Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the consideration, if any, payable to the Company upon the conversion of such Convertible Securities. "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

                       The provisions of subsection (b) above for readjustment upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subsection (c).

                       (d) The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the date hereof, other than (i) securities issued pursuant to or in connection with the terms of the Securities Purchase Agreement dated of even date herewith, by and among the Company and the Great American Reserve Insurance Company and Beneficial Standard Life Insurance Company, and the debentures issued thereunder; (ii) shares of Common Stock issued upon conversion of convertible securities or the exercise of common stock purchase warrants outstanding as of the date hereof; (iii) shares of Common Stock issuable to employees, officers or directors pursuant to the Company's stock option plan;
(iv) shares of Common Stock issued or issuable to directors in connection with their service as directors; (v) shares of Common Stock issued or issuable to directors, officers or employees for services rendered or to be rendered pursuant to arrangements approved by the Board of Directors; and (vii) shares of Common Stock issued in connection with a business combination, merger, consolidation, asset acquisition or the acquisition of the business of another corporation (through the purchase of stock or assets) approved by the Board of Directors.

                  7.6. No Impairment. Maker will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Lender against impairment.

         8. Lender, by acceptance hereof, acknowledges that this Debenture and the shares to be issued upon conversion hereof are being acquired solely for Lender's own account and not as a nominee for any other party, and for investment, and that Lender will not offer, sell or otherwise dispose of this Debenture or any shares to be issued upon conversion hereof except under circumstances that will not result in a violation of applicable federal and state securities laws. Upon exercise of this Debenture, Lender shall, if requested by Maker, confirm in writing, in a form satisfactory to Maker, that the shares so purchased are being acquired solely for Lender's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

         All shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED UPON CONVERSION THEREOF MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

         9. Maker covenants that during the term that this Debenture is outstanding, Maker will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the shares upon the conversion of this Debenture, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the "Certificate") to provide sufficient reserves of shares of Common Stock issuable upon the conversion of the Debenture. Maker further covenants that all shares that may be issued upon the conversion of this Debenture and payment of the Conversion Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). Maker agrees that its issuance of this Debenture shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares upon the conversion of this Debenture.

         10.      Notices.

                  (a) Whenever the number of shares issuable or the Conversion Price hereunder shall be adjusted pursuant to Section 7 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to Lender.

                  (b) All notices, advices and communications under this Debenture shall be deemed to have been given, (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the third business day following the date of such mailing, addressed as follows:

                           If to Maker:

                           NAL Financial Group Inc.
                           500 Cypress Creek Road West, Suite 590
                           Ft. Lauderdale, FL  33309
                           Attention:  Robert R. Bartolini, President

                           With a Copy to:

                           Stephen M. Cohen, Esquire
                           Buchanan Ingersoll, Professional Corporation
                           Two Logan Square, 12th Floor
                           18th & Arch Streets
                           Philadelphia, PA  19103-2771

                           and to the Lender:

                           at the address of the Lender appearing on the books of the
                           Company or the Company's transfer agent, if any.

                           With a Copy to:

                           Lawrence W. Inlow, Esquire
                           Beneficial Standard Life Insurance Company
                           11825 N. Pennsylvania Street
                           Carmel, IN  46032

         Either of Maker or Lender may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this section 10.

         11. Lender shall be entitled to the registration rights set forth in a certain Registration Rights Agreement of even date herewith by and between Maker and Lender.

         12.      Amendments.

                  (a) Any term of this Debenture may be amended with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 10 shall be binding upon the Holder, each future holder and the Company.

                  (b) No waivers of, or exceptions to, any term, condition or provision of this Debenture, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         13. Maker and any other party now or hereafter liable for the payment of this Debenture in whole or in part, hereby severally (i) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice, filing of suit and diligence in collecting this Debenture, (ii) agree to the release of any party primarily or secondarily liable hereon, (iii) agree that the Lender shall not be required first to institute suit or exhaust its remedies hereon against Maker or others liable or to become liable hereon or to enforce its rights against them, and (iv) consent to any extension or postponement of time of payment of this Debenture and to any other indulgence with respect hereto without notice thereof to any of them.

         14. This Debenture will not be transferable at any time on or prior to Maturity except for transfers to affiliates, successors to the ultimate parent of the Lender, by operation of law, pursuant to a merger of Lender into another entity or pursuant to the sale of all or substantially all of the assets of Lender that are in compliance with all Federal and State securities laws with respect to this Debenture.

         15. This Debenture shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to "Maker" and "Lender" shall be deemed to apply to Maker and Lender, respectively, and to their respective successors and assigns.

         16. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, interpretation and enforceability of this Debenture and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         17. Jurisdiction. The Lender and the Maker agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or state courts in the County of Marion, State of Indiana. Service of process on the Maker or the Lender in any action arising out of or relating to this Debenture shall be effective if mailed to such party at the address listed in Section 10 hereof.

         WITNESS the due execution hereof on the date first above written with the intention that this Debenture shall constitute a sealed instrument.

                                      NAL FINANCIAL GROUP INC.


                                      By:  ______________________________ (Seal)
                                           Robert R. Bartolini
                                           Chief Executive Officer

                              NOTICE OF CONVERSION


TO:      NAL FINANCIAL GROUP INC.

         (1) The undersigned hereby elects to purchase _______ shares of Common Stock of NAL FINANCIAL GROUP INC. pursuant to the terms of the attached Debenture, and tenders herewith payment of the purchase price for such shares in full.

         (2) In converting this Debenture, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon conversion thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

         (3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                                     --------------------------------
                                     (Name)


                                     ---------------------------------
                                     (Name)

         (4) Please issue a new Debenture for the unexercised portion of the attached Debenture in the name of the undersigned or in such other name as is specified below:


                                     ---------------------------------
                                     (Name)


- - ------------------------------       ---------------------------------
(Date)                               (Signature)